Exhibit 99.1

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (this “Agreement”) is entered into as of March 15, 2012, by and among (i) Circus and Eldorado Joint Venture and each of its direct or indirect subsidiaries (“Circus”) and Silver Legacy Capital Corp. (collectively with Circus, the “Company”), (ii)(A) Capital Research and Management Company, for and on behalf of certain funds set forth on the signature pages hereto (the “Cap Re Holders”) as holders of 10 1/8% senior secured notes due March 1, 2012 (the “Notes”) issued pursuant to that certain Indenture dated March 5, 2002, as amended, supplemented or otherwise modified from time to time, by and among Circus and Eldorado Joint Venture, Silver Legacy Capital Corp., and The Bank of New York, as trustee (the “Indenture”) and the various other loan and collateral documents executed in connection therewith (collectively, the “Loan Documents”) and (B) other holders of the Notes who may become signatories hereto as set forth on the signature page(s) to this Agreement (collectively with the Cap Re Holders, the “Consenting Noteholders”), and (iii) Galleon, Inc. and Eldorado Limited Liability Company (together, the “Partners”). The Company and the Consenting Noteholders are each referred to as a “Party” and collectively referred to as the “Parties”. The Partners obligations hereunder are limited solely to Section 4 of this Agreement.

WHEREAS, prior to the date hereof, the Parties have discussed the possibility of consummating a financial restructuring of the Company’s indebtedness and other obligations as set forth in this Agreement and the accompanying Restructuring Term Sheet (as defined herein) (the “Restructuring”).

WHEREAS, it is anticipated that the Restructuring will be implemented through either an out-of-court consent solicitation and exchange offer or a solicitation of votes for a chapter 11 plan of reorganization of the Company, pursuant to sections 1125, 1126 and 1145 of the Bankruptcy Code, which in either case shall contain in all material respects the same terms and conditions set forth in the Restructuring Term Sheet.

WHEREAS, this Agreement and the Restructuring Term Sheet, which is incorporated herein by reference and is made part of this Agreement, set forth the agreement among the Parties concerning their commitment, subject to the terms and conditions hereof and thereof, to implement the Restructuring. In the event the terms and conditions as set forth in the Restructuring Term Sheet and this Agreement are inconsistent, the terms and conditions in this Agreement shall govern and control, except to the extent the inconsistency concerns the economics of the Restructuring, in which case the terms and conditions of the Restructuring Term Sheet shall govern and control.

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party agrees as follows:

1. Definitions. The following terms shall have the following definitions:

“Agreement” has the meaning set forth in the preamble hereto.

“Alternative Plan” has the meaning set forth in Section 2(f) hereto.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101 et seq.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Nevada.

“Business Day” means any day other than Saturday, Sunday and any day that is a legal holiday or a day on which banking institutions in New York, New York are authorized by law or governmental action to close.

“Cap Re Holders” has the meaning set forth in the preamble hereto.

“Chapter 11 Cases” means any voluntary chapter 11 case(s) commenced by the Company.

“Confirmation Order” means an order entered by the Bankruptcy Court confirming the Plan, including all exhibits, appendices and related documents, each consistent in all material respects with the Restructuring Term Sheet and otherwise in form and substance reasonably acceptable to the Company and the Required Consenting Noteholders.

“Consenting Noteholders” has the meaning set forth in the preamble hereto.

“Disclosure Statement” means the disclosure statement in respect of the Plan which shall be consistent in all material respects with the Restructuring Term Sheet and otherwise in form and substance reasonably acceptable to the Company and the Required Consenting Noteholders.

“Disclosure Statement Order” means the order entered by the Bankruptcy Court approving the Disclosure Statement and authorizing the solicitation of votes on the Plan, which shall be consistent in all material respects with the Restructuring Term Sheet and otherwise in form and substance reasonably acceptable to the Company and the Required Consenting Noteholders.

“Effective Date” means the date on which all conditions to consummation of the Plan have been satisfied (or waived) and the Plan becomes effective.

“Forbearance Agreement” means that certain forbearance agreement dated as of March 1, 2012 entered into by the Cap Re Holders, the Company and Silver Legacy Capital Corp., in their capacity as issuers under the Indenture, and the Partners, in their capacity as pledgors under that certain Pledge Agreement dated September 4, 2002.

“New Secured Notes Indenture” shall mean that certain Indenture, to be dated as of the Effective Date, governing the Company’s New Secured Notes to be issued under the Restructuring, which shall be consistent in all material respects with the Restructuring Term Sheet and otherwise in form and substance reasonably acceptable to the Company and the Required Consenting Noteholders.

“Noteholder Claims” means all claims arising under or relating to the Notes and/or the Indenture and all agreements and instruments relating to the foregoing that remain unpaid and outstanding as of the Effective Date.

“Notes” means the 10 1/8% senior secured notes due March 1, 2012 issued by Circus and Silver Legacy Capital Corp. under the Indenture.

“Outside Date” has the meaning set forth in Section 5 herein.

“Partners” has the meaning set forth in the preamble hereto.

“Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group or any legal entity or association.

“Petition Date” means the date the Chapter 11 Cases of the Company are commenced.

“Plan” means the chapter 11 plan of reorganization of the Company implementing the Restructuring and the Restructuring Term Sheet, which shall be consistent in all material respects with the Restructuring Term Sheet and otherwise in form and substance reasonably acceptable to the Company and the Required Consenting Noteholders.

“Plan Related Documents” means the Plan, the Disclosure Statement, the Solicitation Materials, the Confirmation Order, and the New Secured Notes Indenture (and the related security documents), along with any other documents or agreements, whether or not filed with the Bankruptcy Court by the Company, that are necessary to implement the Plan, the Restructuring and the Restructuring Term Sheet pursuant to an out-of-court restructuring or the Chapter 11 Cases; provided that each of the foregoing documents shall be consistent in all material respects with the Restructuring Term Sheet and otherwise in form and substance reasonably acceptable to the Company and the Required Consenting Noteholders.

“Required Consenting Noteholders” means the Consenting Noteholders holding a majority of the aggregate principal amount of the Noteholder Claims held by all Consenting Noteholders as set forth on the signature page(s) hereto (as of the date of any applicable action or consent).

“Restructuring Term Sheet” means that certain term sheet containing the material terms and provisions of the Restructuring agreed upon by the Parties hereto that are to be incorporated into the Plan and Plan Related Documents, a copy of which is attached hereto as Exhibit A.

“Solicitation Materials” means the Disclosure Statement and other solicitation materials in respect of the Plan as approved by the Bankruptcy Court pursuant to Section 1125(b) of the Bankruptcy Code.

“Transfer” has the meaning set forth in Section 6 hereto.

“Termination Date” has the meaning set forth in Section 5 hereto.

“Termination Event” has the meaning set forth in Section 5 hereto.

2. Commitment of Consenting Noteholders. Subject to the terms and conditions of this Agreement and the terms and conditions set forth in the Restructuring Term Sheet and for so long as no Termination Event has occurred, each Consenting Noteholder (severally and not jointly), on its behalf and on behalf of its controlled affiliates, agrees that:

(a) to the extent the Company pursues the Restructuring through an out-of-court consent solicitation and exchange offer, each Consenting Noteholder shall timely vote and tender all Noteholder Claims, now or hereafter beneficially owned by such Consenting Noteholder or for which it now or hereafter serves as the nominee, investment manager or advisor for beneficial holders thereof, in favor of such solicitation and exchange in accordance with the applicable procedures set forth in the pertinent solicitation materials;

(b) to the extent the Company pursues the Restructuring through Chapter 11 Cases, so long as its vote has been properly solicited pursuant to sections 1125 and 1126 of the Bankruptcy Code, each Consenting Noteholder shall vote all Noteholder Claims, now or hereafter beneficially owned by such Consenting Noteholder or for which it now or hereafter serves as the nominee, investment manager or advisor for beneficial holders thereof, in favor of the Plan in accordance with the applicable procedures set forth in the Solicitation Materials, and timely return a duly executed ballot in connection therewith;

(c) it shall not withdraw or revoke its tender, consent or vote with respect to any consent solicitation and exchange offer or the Plan (as applicable), except as otherwise expressly permitted pursuant to this Agreement; and

(d) it shall negotiate in good faith the definitive documentation contemplated by this Agreement or otherwise necessary to effectuate the Restructuring, including, but not limited to the Plan, Disclosure Statement and Plan Related Documents, which shall be in form and substance reasonably acceptable to the Required Consenting Noteholders, on the terms and subject to the conditions as substantially set forth in this Agreement;

(e) the Forbearance Agreement shall continue to remain in full force and effect notwithstanding any earlier termination date stated therein as long as this Agreement does not terminate; in addition, the Forbearance is hereby amended to provide that the term “Acknowledged Default” is amended to include any Default or Event of Default arising from the failure to file reports required pursuant to Section 4.03 with the Securities and Exchange Commission;

(f) following the commencement of the Chapter 11 Cases, it shall not (i) object to the Plan, Disclosure Statement or the consummation of the Restructuring Term Sheet or Plan, or any efforts to obtain acceptance of, and to confirm and implement, the Plan; (ii) initiate any legal proceedings that are inconsistent with or that would delay, prevent, frustrate or impede the approval, confirmation or consummation of the Restructuring, the Disclosure Statement or the Plan or the transactions outlined therein or in the Restructuring Term Sheet or otherwise commence any proceedings to oppose any of the Plan Related Documents, or take any other action that is barred by this Agreement; (iii) vote for, consent to, support or participate in the formulation of any other restructuring or settlement of the Company’s claims, any other transaction involving the Company or its assets, or any plan of reorganization (with the sole exception of the Plan) or liquidation under applicable bankruptcy or insolvency laws, whether domestic or foreign, in respect of the Company; (iv) directly or indirectly seek, solicit, support, formulate, entertain, encourage or engage in discussions, or enter into any agreements relating to, any restructuring, plan of reorganization, proposal or offer of dissolution, winding up, liquidation, reorganization, merger, transaction, sale, disposition or restructuring of the Company

(or any of its assets or stock) other than the Plan or as otherwise set forth in the Restructuring Term Sheet (collectively, (iii) and (iv), an “Alternative Plan”); (v) engage in or otherwise participate in any negotiations regarding any Alternative Plan, enter into any letter of intent, memorandum of understanding, agreement in principle or other agreement relating to any Alternative Plan; (vi) solicit, encourage, or direct any Person, including, without limitation the indenture trustee of the Indenture, to undertake any action set forth in clauses (i) through (v) of this subsection (f); or (vii) permit any of its, or its controlled affiliates’, officers, directors, managers, employees, partners, representatives and agents to undertake any action set forth in clauses (i) through (vi) of this subsection (f).

Notwithstanding the foregoing, nothing in this Agreement shall be construed to prohibit any Consenting Noteholder from appearing as a party-in-interest in any matter to be adjudicated in the Chapter 11 Cases so long as such appearance and the positions advocated in connection therewith are consistent with this Agreement and otherwise in furtherance of the Restructuring and are not for the purpose of, and could not reasonably be expected to have the effect of, hindering, delaying or preventing the consummation of the Restructuring.

3. Commitment of the Company. Subject to the Company’s fiduciary duties under applicable law and for so long as no Termination Event has occurred, the Company agrees to use its reasonable best efforts to (i) support and complete the Restructuring and all transactions contemplated under the Restructuring Term Sheet, the Plan and all other Plan Related Documents; (ii) take any and all necessary and appropriate actions in furtherance of the Restructuring and the transactions contemplated under the Restructuring Term Sheet, the Plan and all other Plan Related Documents; (iii) complete the Restructuring and all transactions contemplated under the Restructuring Term Sheet, the Plan and all other Plan Related Documents within any time-frames outlined in this Agreement, (iv) obtain any and all required governmental, regulatory and/or third-party approvals for the Restructuring; and (v) take no actions inconsistent with this Agreement, the Restructuring Term Sheet, or the confirmation and consummation of the Plan.

4. Commitment of the Partners. For so long as no Termination Event has occurred, each Partner (severally and not jointly) agrees to (i) negotiate in good faith the definitive documentation contemplated by this Agreement or otherwise necessary to effectuate the Restructuring and to which such Partner will be a party, which shall be in form and substance reasonably acceptable to such Partner, on the terms and subject to the conditions as substantially set forth in this Agreement, and (ii) take any and all commercially reasonable and appropriate actions in furtherance of the Restructuring as set forth in the Restructuring Term Sheet; provided, however, that each Partner shall have no obligation to provide the cash contribution described in the Restructuring Term Sheet unless and until definitive documentation therefor has been entered into in form and substance acceptable to each Partner it being understood that the Partners will negotiate such documentation in good faith. Notwithstanding anything herein to the contrary, and for the avoidance of doubt, no affiliate of either Partner other than the Company (each a “Partner Affiliate”) shall be responsible for any obligation of a Partner or the Company herein or suffer any liability as a result of the non-compliance of a Partner or the Company with any covenant herein, and each Consenting Holder agrees not to initiate any action against, or seek any recovery from, any Partner Affiliate as a result of any such non-compliance.

5. Termination. This Agreement may be terminated by (a) the mutual consent of the Company and the Required Consenting Noteholders, or (b) either the Company or the Required Consenting Noteholders upon the occurrence of any of the following events (each a “Termination Event”); provided, however that the Company may not terminate this Agreement upon the occurrence of a Termination Event pursuant to clause (d)(I) below and the Required Consenting Noteholders may not terminate this Agreement upon the occurrence of a Termination Event pursuant to clause (d)(II) below:

(a) the Company shall have (1) publicly announced its intention not to pursue the Restructuring, or (2) proposed or accepted an Alternative Plan;

(b) any court of competent jurisdiction or other competent governmental or regulatory authority shall have issued an order making illegal or otherwise restricting, preventing or prohibiting the Restructuring in a manner that cannot reasonably be remedied by the Company or the Consenting Noteholders;

(c) the occurrence of any event, fact or circumstance which has had or would reasonably be expected to have (individually or in the aggregate) (i) a material adverse effect on the business, assets, financial condition, liabilities or results of operations of the Company taken as a whole; or (ii) is or would reasonably be expect to impair in any material respect the ability of the Company to consummate the transactions contemplated by, or to perform its obligations under, this Agreement or the Restructuring Term Sheet;

(d) the occurrence of a material breach by any of the Parties or Partners of any of its obligations, covenants or commitments set forth in this Agreement, and any such breach is either unable to be cured or is not cured by five (5) days after receipt of written notice (I) from the Required Consenting Noteholders, in the case of a breach by the Company or the Partners, or (II) from the Company, in the case of a breach by a Consenting Noteholder;

(e) the Company fails to operate in the ordinary course of business consistent with past practice in all material respects (including, without limitation, with respect to cash management or payment of management fees); provided, however, any written notice of termination based on this provision shall specify what actions the Company or its advisors would need to take to cure such failure and that taking such actions within five (5) Business Days would be deemed to cure this Termination Event;

(f) the commencement of an involuntary case against the Company under the Bankruptcy Code if such involuntary case is not dismissed within 60 days of it having been commenced (so long as no order for relief is theretofore entered), unless such involuntary case has been converted to a chapter 11 case with the consent of the Company and no other Termination Event has occurred;

(g) the Company or any of its advisors fail to reasonably cooperate with the Consenting Noteholders or their professionals or provide them upon request at any time or from time to time with reasonable access to information regarding the operations, business affairs and financial condition of the Company, as requested by the Consenting Noteholders and their professionals, including as set forth in Section 7; provided, however, any written notice of termination based on this provision shall specify what actions the Company or its advisors would need to take to reasonably cooperate and that taking such actions within five (5) Business Days would be deemed to cure this Termination Event

(h) the Company fails to launch the out-of-court solicitation of votes for the Restructuring on or before April 30, 2012;

(i) the Company fails to consummate the Restructuring on an out-of-court basis by 45 days after launch and fails to satisfy the applicable deadline in Section 5(n)(I) below;

(j) holders of at least 66% in principal amount of outstanding Noteholder Claims fail to execute and deliver to the Company counterpart signature pages of this Agreement by April 30, 2012;

(k) the Company fails to obtain an irrevocable commitment letter for the provision of the New Credit Facility (as defined in the Restructuring Term Sheet) by April 30, 2012;

(l) the occurrence of a material deterioration in the Company’s available cash on the balance sheet beyond anticipated cash usage for ordinary course operations and reasonable restructuring expenses pending consummation of the Restructuring;

(m) the acquisition of any ownership interests in the Company, directly or indirectly, beneficially or of record, by any person, entity or group, other than the Partners;

(n) If the Company is pursuing the Restructuring through the filing of the Chapter 11 Cases:

(I)	the Company fails to commence the Chapter 11 Cases on or before (i) April 30, 2012 if the Company does not launch the solicitation of votes, or (ii) June 1, 2012 if the Company launches the solicitation of votes, but does not consummate the Restructuring on an out-of-court basis;

(II)	the Bankruptcy Court shall have failed to enter the Disclosure Statement Order by 45 days after the date the Company commences the Chapter 11 Cases;

(III)	the Bankruptcy Court shall have failed to enter the Confirmation Order by 60 days after the date of entry of the Disclosure Statement Order;

(IV)	the Effective Date has not occurred by 25 days after entry of Confirmation Order, subject to any regulatory approvals (the “Outside Date”);

(V)	the amendment, modification, or filing of a pleading by the Company seeking to amend or modify the Plan, Disclosure Statement, Disclosure Statement Order, Plan Related Documents, or any documents related to the foregoing, including motions, notices, exhibits, appendices, and orders, in a manner not reasonably acceptable to counsel for the Cap Re Holders or a single counsel representing Required Consenting Lenders;

(VI)	the appointment of a trustee, receiver, examiner with expanded powers, responsible person or responsible officer in the Chapter 11 Cases;

(VII)	the class of creditors in which the Noteholder Claims are classified votes to reject the Plan; or

(VIII)	the conversion of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code.

The date on which this Agreement is terminated in accordance with the provisions of this Section 5 shall be referred to as the “Termination Date” and the provisions of this Agreement and the Restructuring Term Sheet shall terminate, except as otherwise provided in this Agreement, unless, in the case of this Section 5, within five (5) Business Days the Company and the Required Consenting Noteholders waive, in writing, the occurrence of or amend or modify any of the events set forth in clauses (a) through (h) of this Section 5. In the event of the termination of this Agreement pursuant to this Section 5, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be terminated and become void and have no effect and there shall be no liability hereunder on the part of any Party, except that Sections 13 and 19-26 shall survive any termination of this Agreement. Nothing in this Section 5 shall relieve any Party of liability for any breach of this Agreement that occurred prior to the occurrence of the Termination Date.

6. Transfer of Noteholder Claims. Notwithstanding anything to the contrary in this Agreement, each of the Consenting Noteholders agrees that until the occurrence of the Termination Date, it shall not sell, assign, transfer, convey, pledge, hypothecate or otherwise dispose of, directly or indirectly (each such transfer, a “Transfer”), all or any of its Noteholder Claims (or any right related thereto and including any voting rights associated with such Noteholder Claims) unless the transferee thereof (i) is a Consenting Noteholder or (ii)(a) agrees in writing by executing a joinder in the form of Exhibit B to assume and be bound by this Agreement and the Restructuring Term Sheet, and to assume the rights and obligations of the Consenting Noteholder under this Agreement and (b) promptly delivers such writing to the Company (each such transferee becoming, upon the Transfer, a Consenting Noteholder hereunder). The Company shall promptly acknowledge any such Transfer in writing and provide a copy of that acknowledgement to the transferor. By its acknowledgement of the relevant Transfer, the Company shall be deemed to have acknowledged that its obligations to the Consenting Noteholder hereunder shall be deemed to constitute obligations in favor of the relevant transferee. Any Transfer of any Noteholder Claim by a Consenting Noteholder that does not comply with the procedure set forth in the first sentence of this Section 6 shall be deemed void ab initio. This Agreement shall in no way be construed to preclude the Consenting Noteholders from acquiring additional Noteholder Claims, provided that any such additional Noteholder Claims shall automatically be deemed to be subject to the terms of this Agreement, and provided further that the Consenting Noteholders agree to furnish to the Company prompt notice within five (5) Business Days of the acquisition of any additional Notes.

7. Reporting Requirements. The Company agrees that it shall (i) make its chief financial officer or its financial advisor available via teleconference on a quarterly basis to provide the Consenting Noteholders with regular updates regarding the operation of the Company’s business and financial condition and (ii) provide to each Consenting Noteholder quarterly financial reports until the consummation of the Restructuring.

8. No Solicitation. This Agreement is not and shall not be deemed to be a solicitation of votes for the acceptance of the Plan (or any other plan of reorganization) for the purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise.

9. Ownership of Claims. Each of the Consenting Noteholder represents and warrants (severally and not jointly) that:

(a)	as of the date of this Agreement, it is the beneficial owner of the principal amount of the Noteholder Claims, or is the nominee, investment manager or advisor for beneficial holders of the Noteholder Claims, as set forth on the signature page for each Consenting Noteholder; provided, however, that the information contained therein shall be maintained as confidential by the Company and the Company’s financial advisors and legal counsel, except to the extent otherwise required by law or any rule or regulation of any exchange or regulatory authority, subject to the disclosure obligations set forth in Section 25 of this Agreement; and

(b)	other than pursuant to this Agreement, such Noteholder Claims, are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition or encumbrances of any kind, that might adversely affect in any way such Consenting Noteholder’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed.

10. Representations.

(a) Each Party represents to each other Party that, as of the date of this Agreement:

(i) It has all requisite corporate, partnership, limited liability company or similar authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations hereunder, and the execution, delivery and performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, partnership, limited liability, or similar action on its part;

(ii) The execution, delivery and performance of this Agreement by such Party does not and shall not (x) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its organizational documents or those of any of its subsidiaries or (y) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligations to which it or any of its subsidiaries is a party or under its organizational documents;

(iii) The execution, delivery and performance by it of this Agreement does not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, except such filing as may be necessary and/or required for disclosure by the Securities and Exchange Commission or pursuant to state securities or “blue sky” laws, and the approval by the Bankruptcy Court of the Company’s authority to enter into and implement this Agreement;

(iv) Subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, this Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws, both foreign and domestic, relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability; provided, however, that this Agreement is being executed in connection with negotiations concerning a possible financial restructuring of the Company and in contemplation of possible Chapter 11 Case filings by the Company, and it is intended that, subject to sections 1125 and 1126 of the Bankruptcy Code, this Agreement shall be fully enforceable in accordance with its terms during such Chapter 11 Cases.

(b) Each Consenting Noteholder represents to the Company that such Consenting Noteholder, in entering into this Agreement and undertaking its obligations hereunder, is acting independently and is not acting, directly or indirectly, through contract, arrangement, understanding, relationship or otherwise with any other holder of Notes.

11. Entire Agreement. This Agreement, including the exhibits, schedules and annexes hereto constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement.

12. Waiver. This Agreement and the Restructuring Term Sheet are part of a proposed settlement of a dispute among the Parties. If the transactions contemplated by this Agreement are or are not consummated, or following the occurrence of the Termination Date, if applicable, nothing shall be construed by this Agreement as a waiver by any Party of any or all of such Party’s rights and the Parties expressly reserve any and all of their respective rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

13. Company Fiduciary Duties. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require the Company or its subsidiaries or any of its or their respective directors or officers (in such person’s capacity as a director or officer) to take any action, or to refrain from taking any action, to the extent that taking such action or refraining from taking such action would be inconsistent with such party’s fiduciary obligations under applicable law.

14. Cooperation and Support. The Parties shall cooperate with each other in good faith and shall coordinate their activities (to the extent possible and subject to the terms of this Agreement) in respect of (i) all matters relating to their rights hereunder in respect of the Company or otherwise in connection with their relationship with the Company, and (ii) the consummation of the Restructuring. Furthermore, subject to the terms of this Agreement, each of the Parties shall take such action as reasonably may be necessary to carry out the purposes and intent of this Agreement, including making and filing any required regulatory filings and voting any claims or securities of the Company in favor of the Restructuring in connection therewith, and shall refrain from taking any action that would frustrate the purposes and intent of this Agreement. In addition, the Company will use its reasonable best efforts to provide draft copies of all Plan Related Documents, “first day” motions or applications and other documents the Company intends to file with the Bankruptcy Court to counsel to the Consenting Noteholders at least three business days prior to the date when the Company intends to file such document and shall consult in good faith with such counsel regarding the form and substance of any such proposed filing; provided, however, the Company will not be in breach of this provision by failing to provide to the Consenting Noteholders drafts of motions or pleadings that seek emergency or expedited relief.

15. Representation by Counsel. Each Party hereto acknowledges that it has been represented by counsel (or had the opportunity to and waived its right to do so) in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would provide any Party hereto with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties hereto. None of the Parties hereto shall have any term or provision construed against such Party solely by reason of such Party having drafted the same.

16. Independent Due Diligence and Decision-Making. Each Consenting Noteholder hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions and prospects of the Company.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

18. Amendments. Except as otherwise provided in this Agreement, this Agreement (including the Restructuring Term Sheet) may not be modified, amended or supplemented without prior written consent of the Company and the Required Consenting Noteholders; provided that written consent by Consenting Noteholders holding 66 2/3% of the aggregate principal amount of the Noteholder Claims held by all Consenting Noteholders as set forth on the signature page(s) hereto shall be required to extend the Outside Date by more than fifteen (15) days.

19. Headings. The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement.

20. Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder; provided, however, that each Party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy.

21. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the Parties irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the United States District Court for the Southern District of New York, and by execution and delivery of this Agreement, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to New York jurisdiction, if the Chapter 11 Cases are commenced, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

22. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by email, courier, by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses, emails or facsimile numbers:

If to the Company:

Circus and Eldorado Joint Venture

Silver Legacy Capital Corp.

407 North Virginia Street

Reno, Nevada 89501

Attn: Gary Carano and Stephanie Lepori

Email: gcarano@silverlegacy.com; slepori@silverlegacy.com

Facsimile: (775) 954-4008

with a copy to:

Milbank, Tweed, Hadley, and McCloy LLP

601 South Figueroa Street

30th Floor

Los Angeles, CA 90017

Attention: Paul S. Aronzon and Tom Kreller

Email: paronzon@milbank.com; tkreller@milbank.com

Facsimile: (213) 629-5063

If to the Cap Re Holders:

Capital Research and Management Company

333 South Hope Street, 55th floor

Los Angeles, California 90071

Attn: Jennifer Hinman and Kristine Nishiyama

Telephone: (310) 996-6000; (213) 486-9200

Email: jlh@capgroup.com; knn@capgroup.com

Facsimile: (310) 996-6022; (213) 615-0430

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Facsimile: (212) 492-0158

Attention: Andrew N. Rosenberg

If to the other Consenting Noteholders:

To each Consenting Noteholder at the address set forth

on the signature page hereof.

23. Third-Party Beneficiaries. The Partners are third party beneficiaries of this Agreement, except with respect to Section 4. The terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and the Partners and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any Person other than the Partners.

24. Successors and Assigns. Except as otherwise provided in this Agreement, this Agreement is intended to bind and inure to the benefit of each of the Parties and each of their respective successors, assigns, heirs, executors, administrators and representatives.

25. Public Disclosure. The Consenting Noteholders hereby consent to the disclosure by the Company in the Plan, Disclosure Statement, the other Plan Related Documents and any filings by the Company with the Bankruptcy Court or the Securities and Exchange Commission or as required by law or regulation of the execution and contents of this Agreement; provided, however, that except as required by law or any rule or regulation of any securities exchange or any governmental agency, the Company shall not, without the Consenting Noteholder’s prior consent, (a) use the name of any Consenting Noteholder or its controlled affiliates, officers, directors, managers, stockholders, members, employees, partners, representatives and agents in any press release or filing with the Securities and Exchange Commission or (b) disclose the holdings of any Consenting Noteholder to any person. The Company and the Consenting Noteholders shall (a) consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, (b) provide to the other for review a copy of any such press release or public statement and (c) not issue any such press release or make any such public statement prior to such consultation and review and the receipt of the prior consent of the other Party, unless required by applicable law or regulations of any applicable stock exchange or governmental authority, in which case, the Party required to issue the press release or make the public statement shall, prior to issuing such press release or making such public statement, use its commercially reasonable efforts to allow the other Party reasonable time to comment on such release or statement to the extent practicable; provided, that no Party need consult with any other Party with respect to any press release or public statement relating to the termination of this Agreement.

26. Interpretation. This Agreement is the product of negotiations among the Parties, and the enforcement or interpretation of this Agreement is to be interpreted in a neutral manner; and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement or any portion of this Agreement, shall not be effective in regard to the interpretation of this Agreement.

[REST OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above.

CIRCUS AND ELDORADO JOINT VENTURE

By:	/s/ Gary Carano
Name: Gary Carano
Title: Chief Executive Officer

GALLEON, INC.,
as to Section 4 of this Agreement only

By:	/s/ Andrew Hagopian
Name: Andrew Hagopian
Title: Assistant Secretary

ELDORADO LIMITED LIABILITY COMPANY,
as to Section 4 of this Agreement only

By:	/s/ Gary Carano
Name: Gary Carano
Title:

Exhibit A to the Restructuring Support Agreement

Restructuring Term Sheet

Circus and Eldorado Joint Venture and Silver Legacy Capital Corp.

Summary of Terms

March 15, 2012

This preliminary term sheet (this “Term Sheet”) sets forth a brief summary of the principal terms of a potential restructuring (the “Restructuring”) of the capital structure of Circus and Eldorado Joint Venture and Silver Legacy Capital Corp. (collectively the “Company”). This Term Sheet is offered in the nature of a settlement proposal in furtherance of settlement discussions, and is intended to be entitled to the protections of Federal Rule of Evidence 408 and any other applicable statutes or doctrines protecting the use or disclosure of confidential information and information exchanged in the context of settlement discussions. This Term Sheet is for discussion only, is a non-binding expression of intent, is intended as an outline only of certain material terms of the proposed transactions described herein, and does not represent a commitment to lend, invest or provide financing or to negotiate to do any of these things. Furthermore, this Term Sheet does not constitute a waiver by any party, or an agreement or commitment by any party to forbear from taking any remedies to which such party may be entitled, and in that regard all rights of the holders (the “Noteholders”) of the Company’s 10 1/8% mortgage notes due March 1, 2012 (the “Notes”) are specifically reserved. This Term Sheet and the terms, conditions and assumptions contained herein are subject to the negotiation and execution of definitive documentation for the transactions described herein, including the Restructuring, which documentation shall be in all respects materially consistent with this Term Sheet. This Term Sheet is not an offer with respect to any securities or a solicitation of acceptances of a chapter 11 plan. Any such offer or solicitation will only be made in compliance with all applicable laws.

Overview of Restructuring:

The purpose of the Restructuring, through an out-of-court restructuring or a pre-negotiated or pre-packaged chapter 11 plan consistent with the material terms and conditions described in this Term Sheet, is, among other things, to satisfy and retire the outstanding Notes in exchange for the consideration described herein.

The Company and the Noteholders will negotiate in good faith to effect the Restructuring as an out-of-court restructuring of the Company’s capital structure as described herein and not involving any judicial proceeding or approval (the “Out-of-Court Restructuring”). In connection with the Out-of-Court Restructuring, the Company must obtain the approval of this Term Sheet by the Noteholders holding 100% in principal amount of the outstanding Notes. Implementation of the Out-of-Court Restructuring will be conditioned on obtaining such approvals.

In the event that the approvals set forth above for the Out-of-Court Restructuring are not obtained within a reasonable time, the Restructuring shall be implemented pursuant to a prepackaged or pre-negotiated plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code (the “Prepackaged Reorganization”).

The Company and The Capital Group Companies, Inc., and associated, related and affiliated entities (the “Cap Re Holders”) may negotiate and enter into a restructuring support agreement (the

“Support Agreement”) to facilitate the consummation of the Restructuring. Pursuant to the Support Agreement, the parties thereto will agree to support a restructuring implementing the transactions and terms described herein, subject to such terms and conditions as may be expressly agreed upon in any Support Agreement.

Treatment of Noteholders:

Upon effectiveness of the Restructuring, the claims of the Noteholders with respect to $142 million in aggregate principal amount of the Notes shall be exchanged for the following:

1.      Repayment in cash of approximately $100 million in aggregate principal amount of the Notes to be paid with (i) proceeds from borrowings under the New Credit Facility (as defined below) in the amount of $70 million, (ii) approximately $15 million in cash available on the balance sheet and (iii) a $15 million cash contribution by the joint venture partners ($7.5 million each) of the Company provided, however, notwithstanding anything to the contrary in the partnership joint venture agreement or otherwise, the first $15 million paid by the Company as a distribution or return of capital to the partners, or on account of any partnership equity, debt instrument or other payment right held by a partner, shall be allocated and paid 50% to each partner;

2.      Second Lien Notes (as defined and described in Exhibit A to this Term Sheet); and

3.      Accrued and unpaid interest on the Notes as of the consummation of the Restructuring will be paid in cash from cash available on the balance sheet as of that date.

Treatment of holders of trade and other unsecured claims:	The Company’s obligations in respect of trade and other unsecured claims shall be paid in full in the ordinary course or as otherwise provided for by the Company in the Prepackaged Reorganization.

New Credit Facility:	The Company shall obtain a new credit facility or facilities (the “New Credit Facility”) to repay $70.0 in principal amount of the Notes. The New Credit Facility shall include a $70.0 million term loan secured by a first lien on substantially all assets of the Company.

Due Diligence; Conditions & Next Steps:

The Cap Re Holders will be entitled to conduct (on a good faith basis) a business and legal due diligence investigation, during the period between the date hereof and April 1, 2012 (the “Due Diligence Period”).

The effectiveness of any Restructuring shall be conditioned upon the absence of the identification and written notice by the Cap Re Holders as of April 1, 2012 of any material business or legal issues determined in the Cap Re Holders’ sole discretion, and, upon the Company’s receipt of such written notice on or before April 1, 2012, the Support Agreement shall terminate. The effectiveness of the any Restructuring shall also be subject to customary closing conditions, including, without limitation, the negotiation and execution of definitive documentation (including definitive documentation regarding the New Credit facility), satisfactory to the Cap Re Holders and the Company, for the transactions described herein.

The Company and its outside counsel and the Cap Re Holders and its outside counsel shall negotiate in good faith and use all deliberate speed to negotiate the terms and conditions of the Restructuring.

Fees and Expenses:	The reasonable professional fees and expenses of legal counsel to the

Cap Re Holders (Paul, Weiss, Rifkind, Wharton & Garrison LLP) shall be paid by the Company, pursuant to such firm’s engagement letter agreement entered into with the Company.

Releases:	Subject to due diligence, the Company will release at closing any and all claims and causes of action, including (if applicable) any claims and causes of action under Chapter 5 of the Bankruptcy Code, which it has or may have or could potentially assert against (a) any present partner, member, director, officer or employee of the Company and (b) the Cap Re Holders and their advisors.

Reservation of Rights:	Nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of each of the Company and Cap Re Holders to protect and fully preserve all of its rights, remedies, and interests, including its claims against the Company or any other party in interest. Nothing herein shall be deemed an admission of any kind. If the Restructuring is not consummated, the Company and the members of the Cap Re Holders fully reserve any and all of their respective rights.

Disclaimer of Duties:	Notwithstanding anything to the contrary herein, nothing in this Term Sheet shall require the Company or the Cap Re Holders to take any action or to refrain from taking any action, to the extent required to comply with its or their obligations under applicable law, including the U.S. Bankruptcy Code.

EXHIBIT A

Term Sheet for

Senior Second Lien Notes for

Circus and Eldorado Joint Venture and

Silver Legacy Capital Corp. (the “Second Lien Notes”)

Issuer:	Circus and Eldorado Joint Venture and Silver Legacy Capital Corp.

Guarantors:	Each existing and subsequently acquired or formed direct and indirect subsidiary of the Issuer.

Principal Amount:	$27.5 million

Maturity:	Fifth and a half anniversary of the funding of the Second Lien Notes.

Optional Redemption:	Callable at 101 in year 1, 103 in year 2 and 105 in years 3-5.

Interest Rate:

Interest on the Second Lien Notes will be payable for the first two years at a rate equal to either (a) 10% per annum paid in cash , or (b) 12% accrual on pay-in-kind (“PIK”) interest, with the Company having the option to pay in cash or as PIK, provided, however, that the Company will be prohibited from electing to pay interest as PIK for any period(s) when the terms of the New Credit Facility would permit the payment of that interest in cash.

At the beginning of year 3, the interest rate will increase to 12% if paid in cash or 14% if paid as PIK interest, again at the election of the Company; provided, however, that the Company will be prohibited from electing to pay interest as PIK for any period(s) when the terms of the New Credit Facility would permit the payment of that interest in cash.

Interest payments will be made or compounded semiannually.

Ranking:	Subject to an intercreditor agreement with the administrative agent under the Issuer’s senior secured term loan facility (the “New Credit Facility”), which will govern the priority of the security interests in the collateral and related creditors’ rights.

Security:	Second priority security interest on the assets of the Issuer and Guarantors securing the Issuer’s New Credit Facility.

Closing and Other Conditions:	The definitive documentation shall contain such closing conditions and other provisions as are customarily found in second lien high yield notes of this type and additional provisions appropriate for this transaction.

Negative Covenants:	Standard high yield covenants, including without limitation a restricted payments covenant requiring that the Company refrain from making any distributions, including, without limitation, management fees, to any of its Partners solely on account of their partnership interests in the Company other than required tax distributions unless and until the Second Lien Notes have been fully satisfied.

Affirmative Covenants:	Usual and customary for second lien high yield notes of this type (including certain customary and appropriate limitations and exceptions).

Financial Covenants:	None.

Events of Default:	Such Events of Default as are customarily found in second lien high yield notes of this type.

Governing Law:	The indenture shall be governed by the internal laws of the State of New York.

Other Terms:	Additional terms to be negotiated.

Exhibit B to the Restructuring Support Agreement

JOINDER

This Joinder to the Restructuring Support Agreement, dated as of March [    ], 2012, by the Company, the Consenting Noteholders thereto and the Partners (the “Agreement”), is executed and delivered by [                    ] (the “Joining Party”) as of [                    ], 2012 in connection with the transfer from a Consenting Noteholder party to the Agreement to the Joining Party. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

1. Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Agreement, which is attached to this Joinder as Annex I (as the same may be hereafter amended, restated, or otherwise modified from time to time) as if the Joining Party were an original signatory to the Agreement. From and after the date hereof, the Joining Party shall hereafter be deemed to be a “Consenting Noteholder” for all purposes under the Agreement.

2. Representations and Warranties. With respect to the amount of Noteholder Claims set forth below its name on the signature page hereof and all related claims, rights, and causes of action arising out of or in connection with or otherwise relating to such Claim, the Joining Party hereby makes the representations and warranties of such Consenting Noteholder set forth in the “Ownership of Claims” and “Representations” section of the Agreement to each other Party to the Agreement.

3. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the Parties irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the United States District Court for the Southern District of New York, and by execution and delivery of this Agreement, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to New York jurisdiction, if the Chapter 11 Cases are commenced, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

JOINING PARTY

By:
Name:
Title:

Aggregate Principal Amount of Note Claims:

$